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                                                                     EXHIBIT 2.1

                          DELANO TECHNOLOGY CORPORATION

                           DELANO/DA ACQUISITION CORP.

                         DIGITAL ARCHAEOLOGY CORPORATION

                          AGREEMENT AND PLAN OF MERGER

                          Dated as of October 13, 2000

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                                TABLE OF CONTENTS

ARTICLE I.  THE MERGER........................................................1

1.1   The Merger..............................................................1
1.2   Effects of the Merger...................................................1
1.3   Closing.................................................................1
1.4   Approval by the Stockholders of DA......................................2

ARTICLE II.  CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES.............2

2.1   Conversion of Shares of DA Common Stock and Preferred Stock.............2
2.2   Escrow Fund.............................................................3
2.3   Dissenting Shares.......................................................3
2.4   Delivery of Evidence of Ownership.......................................4
2.5   No Further Ownership Rights in DA Common Stock..........................4
2.6   No Fractional Shares....................................................4
2.7   Assumption of Outstanding DA Employee Stock Options.....................5

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF DA AND THE STOCKHOLDERS.......5

3.1   Organization, Standing and Power; Subsidiaries..........................5
3.2   Capital Structure.......................................................6
3.3   Authority...............................................................7
3.4   Compliance with Laws and Other Instruments; Non-Contravention...........7
3.5   Technology and Intellectual Property Rights.............................8
3.6   Financial Statements; Business Information.............................10
3.7   Taxes..................................................................11
3.8   Absence of Certain Changes and Events..................................12
3.9   Leases in Effect.......................................................14
3.10  Personal Property; Real Estate.........................................14
3.11  Certain Transactions...................................................15
3.12  Litigation and Other Proceedings.......................................15
3.13  No Defaults............................................................15
3.14  Major Contracts........................................................15
3.15  Material Reductions....................................................17
3.16  Insurance and Banking Facilities.......................................17
3.17  Employees..............................................................17
3.18  Employee Benefit Plans.................................................17
3.19  Certain Agreements.....................................................18
3.20  Guarantees and Suretyships.............................................18
3.21  Brokers and Finders....................................................19
3.22  Certain Payments.......................................................19
3.23  Environmental Matters..................................................19
3.24  Enforceability of Contracts, etc.......................................19
3.25  Information Statement..................................................20
3.26  Disclosure.............................................................20
3.27  Reliance...............................................................20

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS..............20

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF DELANO AND MERGER SUB..........21

5.1   Organization and Qualification.........................................21
5.2   Capitalization.........................................................22
5.3   Authority Relative to this Agreement...................................22

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
5.4   Non-Contravention......................................................22
5.5   Reports and Financial Statements.......................................23
5.6   Validity of Delano Merger Shares.......................................23
5.7   Consents and Approvals of Governmental Authorities.....................23
5.8   Absence of Certain Changes or Events...................................23
5.9   Information Statement..................................................24
5.10  Disclosure.............................................................24
5.11  Reliance...............................................................24

ARTICLE VI.  COVENANTS OF DA.................................................24

6.1   Conduct of Business in Ordinary Course.................................24
6.2   Dividends, Issuance of, or Changes in Securities.......................25
6.3   Governing Documents....................................................26
6.4   No Acquisitions........................................................26
6.5   No Dispositions........................................................26
6.6   Indebtedness...........................................................26
6.7   Compensation...........................................................26
6.8   Claims.................................................................26
6.9   Access to Properties and Records.......................................26
6.10  Breach of Representations and Warranties...............................26
6.11  Consents...............................................................27
6.12  Tax Returns............................................................27
6.13  Stockholder Approval...................................................27
6.14  Preparation of Disclosure and Solicitation Materials...................27
6.15  Exclusivity; Acquisition Proposals.....................................27
6.16  Notice of Events.......................................................28
6.17  Reasonable Best Efforts................................................28
6.18  Insurance..............................................................28
6.19  Stock Option Plan......................................................28

ARTICLE VII.  COVENANTS OF DELANO............................................28

7.1   Breach of Representations and Warranties...............................28
7.2   Additional Information; Access.........................................28
7.3   Consents...............................................................29
7.4   Reasonable Best Efforts................................................29
7.5   Officers and Directors.................................................29
7.6   Nasdaq National Market Listing.........................................29
7.7   Notice of Events.......................................................29
7.8   Third Party Beneficiaries..............................................29

ARTICLE VIII.  ADDITIONAL AGREEMENTS.........................................29

8.1   Investment Agreements..................................................29
8.2   Legal Conditions to the Merger.........................................30
8.3   Employee Benefits......................................................30
8.4   Expenses...............................................................30
8.5   Additional Agreements..................................................30
8.6   Public Announcements...................................................31
8.7   Confidentiality........................................................31
8.8   Hart-Scott-Rodino Filing...............................................31

ARTICLE IX.  CONDITIONS PRECEDENT............................................31

9.1   Conditions to Each Party's Obligation to Effect the Merger.............31
9.2   Conditions of Obligations of Delano and Merger Sub.....................32
9.3   Conditions of Obligation of DA.........................................33

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
ARTICLE X.  INDEMNIFICATION..................................................34

10.1  Indemnification Relating to Agreement..................................34
10.2  Third Party Claims.....................................................35
10.3  Tax Contests...........................................................35
10.4  Limitations............................................................36
10.5  Binding Effect.........................................................36
10.6  Time Limit.............................................................36
10.7  Updating of Disclosure Schedule........................................36
10.8  Sole Remedy............................................................37

ARTICLE XI.  TERMINATION.....................................................37

11.1  Mutual Agreement.......................................................37
11.2  Termination by Delano..................................................37
11.3  Termination by DA......................................................37
11.4  Outside Date...........................................................37
11.5  Effect of Termination..................................................37

ARTICLE XII.  MISCELLANEOUS..................................................38

12.1  Entire Agreement.......................................................38
12.2  Governing Law; Consent to Jurisdiction.................................38
12.3  Notices................................................................38
12.4  Severability...........................................................39
12.5  Survival of Representations and Warranties.............................39
12.6  Assignment.............................................................39
12.7  Counterparts...........................................................40
12.8  Amendment..............................................................40
12.9  Extension, Waiver......................................................40
12.10 Interpretation.........................................................40
12.11 Knowledge..............................................................40
12.12 Transfer, Sales, Documentary, Stamp and Other Similar Taxes............40
12.13 Costs..................................................................40
12.14 Costs..................................................................41

EXHIBITS

EXHIBIT 1.1   --   Merger Documents
EXHIBIT 2.1   --   DA Deemed Common Stock Outstanding
EXHIBIT 2.2   --   Escrow Agreement
EXHIBIT 8.1   --   Investment Agreement
EXHIBIT 8.2   --   Registration Rights Agreement
EXHIBIT 9.2   --   Opinion of Bryan Cave LLP
EXHIBIT 9.3   --   Opinion of Testa, Hurwitz & Thibeault, LLP

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                             INDEX OF DEFINED TERMS

A

Acquisition Transaction................................26
Agreement...............................................2
Audited Balance Sheet Date.............................10
Audited Balance Sheets.................................10

B

Business Condition......................................5

C

Charter Documents.......................................6
Closing.................................................2
Closing Date............................................2
Commission.............................................22
Consent.................................................8
Conversion Ratio........................................3

D

DA......................................................2
DA Capital Stock........................................2
DA Common Stock.........................................2
DA Disclosure Schedule..................................5
DA Employee Stock Options...............................2
DA Intellectual Property................................8
DA Option...............................................6
DA Preferred Stock......................................2
DA Transaction Expenses................................29
DA Voting Debt..........................................7
Deemed Outstanding DA Shares............................2
Delano..................................................2
Delano Average Closing Price............................4
Delano Common Stock.....................................2
Delano Disclosure Schedule.............................20
Delano Merger Cash......................................2
Delano Merger Shares....................................2
Dissenting Shares.......................................3

E

Effective Time..........................................2
Environmental Laws.....................................18
Environmental Liabilities..............................18
ERISA..................................................17
Escrow Agent............................................3
Escrow Agreement........................................3
Escrow Fund.............................................3
Exchange Act...........................................22
Excluded Shares.........................................2

F

Financial Statements...................................10

G

Governmental Entity.....................................8

H

Hazardous Materials....................................18
H-S-R Act..............................................30

I

Indemnifiable Amounts..................................33
Information Statement..................................19
Investment Agreements..................................28

K

Kansas GCC..............................................2
Key Employees..........................................31

L

Lease..................................................14
Leases.................................................14
Liens...................................................6

M

Merger..................................................2
Merger Consideration....................................2
Merger Documents........................................2
Merger Sub..............................................2

N

New Delano Stockholders................................28

O

ordinary course of business............................12

P

Person..................................................6
Plan...................................................17
prospects...............................................5

R

Recent 10-Q............................................22
Registration Rights Agreement......................28, 39
Reports................................................22

S

Securities Act.........................................13
Shareholder Agreement..................................39
Stockholders............................................2
Subsidiary..............................................5
Surviving Corporation...................................2

T

Tax....................................................11
Tax Return.............................................11
Tax Returns............................................11
Taxes..................................................11
Threshold Amount.......................................34

U

Unaudited Balance Sheet................................10
Unaudited Balance Sheet Date...........................10

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     AGREEMENT AND PLAN OF MERGER, dated as of October 13, 2000 (this
"AGREEMENT"), by and among DELANO TECHNOLOGY Corporation, an Ontario corporation ("DELANO"); DELANO/DA ACQUISITION CORP., a Kansas corporation and a wholly-owned subsidiary of Delano ("MERGER SUB"); DIGITAL ARCHAEOLOGY CORPORATION, a Kansas corporation ("DA"); and the undersigned stockholders of DA (the "STOCKHOLDERS")

     Intending to be legally bound, and in consideration of the mutual representations, warranties, covenants and agreements contained herein, Delano, Merger Sub, DA and the Stockholders agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. Subject to the terms and conditions hereof, and in accordance with the Kansas general corporation code (the "KANSAS GCC"), Merger Sub will be merged with and into DA (the "MERGER"). A Certificate of Merger and any other required documents (collectively, the "MERGER DOCUMENTS"), substantially in the form attached as EXHIBIT 1.1, will be duly prepared, executed and acknowledged by DA and Merger Sub and thereafter delivered to the Secretary of State of Kansas for filing in accordance with the Kansas GCC contemporaneously with the Closing (as defined in Section 1.3). The Merger will become effective at such time as the Merger Documents have been filed with the Secretary of State of Kansas (the "EFFECTIVE TIME"). Following the Merger, DA will continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION") under the laws of the State of Kansas, and the separate corporate existence of Merger Sub will cease.

     1.2 EFFECTS OF THE MERGER. At and after the Effective Time, (i) the Merger will have all of the effects provided by the Certificate of Merger and applicable law, (ii) the Articles of Incorporation of DA will be amended in the form attached as APPENDIX A to EXHIBIT 1.1 until duly further amended, (iii) the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until duly amended, (iv) the directors of Merger Sub will be the directors of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation, (v) the officers of DA will be the officers of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation and (vi) the issued and outstanding certificates for the capital stock of Merger Sub will be the issued and outstanding certificates initially representing all of the issued and outstanding capital stock of the Surviving Corporation.

     1.3 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place as soon as practicable (but no more than three (3) business days) after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article IX that by their terms are not to occur at the Closing (the "CLOSING DATE"), but in no event later than November 15, 2000, at the offices of Testa, Hurwitz & Thibeault, Boston, Massachusetts, unless another date or place is agreed to in writing by Delano and DA. If all of conditions set forth in Article IX hereof are determined to be satisfied (or duly waived) at the Closing, concurrently with the Closing the parties hereto will cause the Merger to be consummated by the filing of the Merger Documents with the Secretary of State of Kansas. The Closing will be deemed to have concluded at the Effective Time.

     1.4 APPROVAL BY THE STOCKHOLDERS OF DA. DA will take all action reasonably necessary in accordance with applicable law, its Charter Documents (as defined below) and any agreements to which it is a party to solicit the approval of this Agreement, the Merger and all of the transactions contemplated hereby by all stockholders of DA by means of a unanimous written consent of stockholders in accordance with the Kansas GCC, or if it is unable to obtain such written consent, by a duly convened meeting of stockholders. DA will use its reasonable best efforts to obtain such stockholder approval. DA represents and warrants that its Board of Directors has duly (i) approved the Merger in accordance with the Kansas GCC and (ii) resolved to recommend to the stockholders of DA that they approve this Agreement, the Merger and all of the transactions contemplated hereby.

                                   ARTICLE II

              CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES

     2.1  CONVERSION OF SHARES OF DA COMMON STOCK AND PREFERRED STOCK.

          (a) Subject, without limitation, to the provisions of Section 2.3 hereof, at the Effective Time, all of the shares of common stock, $.01 par value, of DA ("DA COMMON STOCK") and all of the shares of Series A Preferred Stock, $.01 par value, Series B Preferred Stock, $.01 par value, Series C Preferred Stock, $.01 par value, and Series D Preferred Stock, $.01 par value, of DA (collectively, the "DA PREFERRED STOCK") (collectively, the DA Common Stock and the DA Preferred Stock are referred to as the "DA CAPITAL STOCK") issued and outstanding immediately prior to the Effective Time (excluding any DA Capital Stock held by Delano or Merger Sub or any other subsidiary of Delano, or by DA or any subsidiary of DA, which shares ("EXCLUDED SHARES") will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined in Section 2.3 hereof)), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into shares of common stock, without par value, of Delano ("DELANO COMMON STOCK") and cash in accordance with Section 2.1(c), and cash (rounded down to the nearest whole cent) in lieu of fractional shares, if any, pursuant to Section 2.6 below. The shares of DA Common Stock that are actually issued and outstanding immediately prior to the Effective Time, combined with the incremental number of shares of DA Common Stock that would be held by the holders of DA's Series A, B, C, and D Preferred Stock if they were to convert their DA Preferred Stock into DA Common Stock immediately prior to the Effective Time, in accordance with DA's Charter Documents, are referred to herein as the "DEEMED OUTSTANDING DA SHARES." DA will cause all rights, warrants and options to acquire DA Common Stock (other than DA Employee Stock Options, as defined below) and securities convertible into DA Common Stock (other than DA Preferred Stock) to be exercised, converted or cancelled prior to the Closing. "DA EMPLOYEE STOCK OPTIONS" means those stock options designated as such and identified in Section 3.2 of the DA Disclosure Schedule.

          (b) The aggregate number of shares of Delano Common Stock to be issued in exchange for the acquisition of all Deemed Outstanding DA Shares will be equal to 4,630,462 shares of Delano Common Stock. Such shares are herein referred to as the "DELANO MERGER SHARES". The aggregate cash to be paid in exchange for the acquisition of all Outstanding DA Shares (other than cash in lieu of fractional shares) will be equal to $17,364,233 reduced by the aggregate amount of fees owed to Broadview International LLC and DA's Transaction Expenses. Such cash is herein referred to as the "DELANO MERGER CASH". The Delano Merger Shares and the Delano Merger Cash are herein referred to together as the "MERGER CONSIDERATION".

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          (c)  The ratio at which one Deemed Outstanding DA Share will be converted into shares of Delano Common Stock and cash at the Effective Time is herein called the "CONVERSION RATIO" and will be calculated as set forth in this
Section 2.2(c). Subject to Section 2.3, at the Effective Time, each Deemed Outstanding DA Share will be converted into the right to receive (A) that number (which may be a fraction) of shares of Delano Common Stock that equals the quotient obtained by DIVIDING the number of Delano Merger Shares by the sum of the number of Deemed Outstanding DA Shares and (B) that amount of cash that equals the quotient obtained by DIVIDING the Delano Merger Cash by the sum of the number of Deemed Outstanding DA Shares. Each holder of Outstanding DA Shares will be entitled to receive that aggregate number of shares of Delano Common Stock and cash (other than cash in lieu of fractional shares) equal to the Conversion Ratio multiplied by the number of Deemed Outstanding DA Shares held by or attributed to such holder immediately prior to the Effective Time, subject to Section 2.3 herein. The Merger Consideration to be received by each of the Stockholders is shown on EXHIBIT 2.1.

          (d) At the Effective Time, each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder hereof, be converted into one share of common stock, $.01 par value, of the Surviving Corporation.

     2.2 ESCROW FUND. Fifteen percent (15%) of the Merger Consideration (the "ESCROW FUND") will be deposited and held in escrow in accordance with the Escrow Agreement attached as EXHIBIT 2.2 (the "ESCROW AGREEMENT") as the source of indemnification payments that may become due to Delano pursuant to Article X. The Escrow Fund will be withheld on a pro rata basis among the holders of the Deemed Outstanding DA Shares. The exact amount of the Escrow Fund held for the account of each DA stockholder will be determined at the Closing by the agreement in writing of Delano and DA. The delivery of the Escrow Fund will be made on behalf of the holders of the Deemed Outstanding DA Shares in accordance with the provisions hereof, with the same force and effect as if such shares had been delivered by Delano directly to such holders and subsequently delivered by such holders to the escrow agent under the Escrow Agreement (the "ESCROW AGENT"). The adoption of this Agreement by stockholders of DA will also constitute their approval of the terms and provisions of the Escrow Agreement, which is an integral term of the Merger.

     2.3 DISSENTING SHARES. Any holder of shares of DA Capital Stock that are outstanding on the record date for the determination of which holders will be entitled to vote for or against the Merger who did not vote such shares in favor of the Merger or sign and deliver a written consent thereto with respect to such shares (the shares of DA Capital Stock then outstanding that are not thus voted or as to which such consents are not signed and delivered are referred to as "DISSENTING SHARES") will be entitled to exercise dissenters' rights pursuant to
Section 17-6712 of the Kansas GCC with respect to such Dissenting Shares provided that such holder meets all of the requirements of the Kansas GCC with respect to such Dissenting Shares, and will not be entitled to receive any Merger Consideration, unless otherwise provided by the Kansas GCC or agreed in writing by Delano. DA will, after consultation with Delano, give such notices with respect to dissenters' rights as may be required by the Kansas GCC as soon as practicable.

     2.4 DELIVERY OF EVIDENCE OF OWNERSHIP. At the Closing, each holder of a certificate or other documentation representing Deemed Outstanding DA Shares, other than Dissenting Shares, will surrender such certificates or other documentation to Delano, and, if not previously delivered, duly executed counterparts of this Agreement, the Escrow Agreement, the Investment Agreement (as defined below) and the Registration Rights Agreement (as defined below) and such other duly executed documentation as may be reasonably required by Delano to effect a transfer of such shares, and upon such surrender and after the Effective Time each such holder will be entitled to receive promptly from Delano or its transfer agent certificates registered in the name of such holder representing the applicable number of Delano Merger Shares and the applicable amount of the Delano Merger Cash, and the cash in lieu of fractional shares (calculated pursuant to Section 2.6), to which such holder is entitled pursuant to the provisions of this Agreement, with a portion of such shares and cash to be deposited in escrow pursuant to the Escrow Agreement, as provided in Section 2.2.

     2.5 NO FURTHER OWNERSHIP RIGHTS IN DA COMMON STOCK. The Merger and its approval by the stockholders of DA and the execution of this Agreement will be deemed, at the Effective Time, to constitute full satisfaction and termination of all rights and agreements pertaining to DA Common Stock pursuant to the Kansas GCC, by contract or otherwise. After the Effective Time, there will be no transfers on the stock transfer books of DA of DA Common Stock or exercises of any options, warrants or other rights to acquire DA Common Stock. Until surrendered to Delano, each certificate for DA Common Stock will, after the Effective Time, represent only the right to receive shares of Delano Common Stock and the right to receive cash into which the shares of DA Common Stock formerly represented thereby will have been converted pursuant to this Agreement. Any dividends or other distribution declared after the Effective Time with respect to Delano Common Stock will be paid to the holder of any certificate for shares of DA Common Stock when the holder thereof is entitled to receive a certificate for such holder's Delano Merger Shares in accordance with this Agreement.

     2.6 NO FRACTIONAL SHARES. No certificates or scrip for fractional shares of Delano Common Stock will be issued, no Delano stock split or dividend will be paid in respect of any fractional share interest, and no such fractional share interest will entitle the owner thereof to vote or to any rights of or as a stockholder of Delano. In lieu of such fractional shares, any holder of Deemed Outstanding DA Shares who would otherwise be entitled to a fraction of a share of Delano Common Stock (after aggregating all fractional shares of Delano Common Stock to be received by such holder) will be paid the cash value of such fraction, which will be equal to such fraction MULTIPLIED BY the Delano Average Closing Price. "DELANO AVERAGE CLOSING PRICE" will be the average closing price of the Delano Common Stock as publicly reported by the Nasdaq National Market over the ten trading days ending two trading days prior to the Closing Date.

     2.7 ASSUMPTION OF OUTSTANDING DA EMPLOYEE STOCK OPTIONS. At the Effective Time, Delano shall assume each DA Employee Stock Option then outstanding and each holder thereof shall thereby be entitled to acquire, by virtue of the Merger and without any further action on the part of such holder, on substantially the same terms (including the dates and extent of exercisability) and subject to the same conditions, including vesting, as such DA Employee Stock Option, the number of shares of Delano Common Stock determined by MULTIPLYING the number of shares of DA Common Stock for which such DA Employee Stock Option is then exercisable in accordance with its terms immediately prior to the Effective Time by 0.53, at an exercise price per share of Delano Common Stock determined by dividing the exercise price per share of DA Common Stock of such outstanding DA Employee Stock Option immediately prior to the Effective Time by 0.53; provided, however, that if any such DA Employee Stock Option is exercised on or before the tenth day after the Closing, the option holder may elect to receive the Merger Consideration (subject to the above-described escrow)

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

that such holder would have been entitled to receive as if such option had been exercised prior to the Closing. It is the intent of DA and Delano that the substitution of Delano Common Stock for DA Common Stock in the assumption of the outstanding DA Employee Stock Options will not cause any DA Employee Stock Option that is an "incentive stock option" under the Code to lose its status as such.

     2.8 LOCK-UP. All Delano Merger Shares and all shares of Delano Common Stock issued after the Closing upon exercise of a DA Employee Stock Option shall be subject to the following restrictions. None of such shares, without the prior written consent of Delano, may be, directly or indirectly, sold, contracted or offered for sale, sold short, pledged, transferred or otherwise disposed of for a period of one year after the Closing Date. Each of the Stockholders and the holders of any DA Employee Stock Options, as an integral term of the Merger, who accept the Delano Merger Shares or such shares issued upon exercise of DA Employee Stock Options shall be deemed to have agreed to the foregoing restrictions.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF DA
                              AND THE STOCKHOLDERS

     Except as set forth in the disclosure schedule of DA dated as of the date hereof and delivered herewith to Delano (the "DA DISCLOSURE SCHEDULE") which identifies the section and subsection to which each disclosure therein relates (provided, however, that DA will be deemed to have adequately disclosed with respect to any section or subsection any matters that are clearly described elsewhere in such document if the applicability of such disclosure to such non-referenced sections or subsections is clearly apparent and DA has not intentionally omitted any required cross-references), and whether or not the DA Disclosure Schedule is referred to in a specific section or subsection, DA and each of the Stockholders jointly and severally represent and warrant to Delano and Merger Sub as follows:

     3.1  ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

          (a) DA is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of DA.

          As used in this Agreement, "BUSINESS CONDITION" with respect to any Person (as defined below) means the business, financial condition, results of operations, assets or prospects (as defined below) (without giving effect to the consequences of the transactions contemplated by this Agreement, and other than changes in general economic conditions) of such Person or Persons including its Subsidiaries taken as a whole. In this Agreement, a "SUBSIDIARY" of any Person means a corporation, partnership, limited liability company, joint venture or other entity of which such Person directly or indirectly owns or controls a majority of the equity interests or voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company, joint venture or other entity, and "PROSPECTS" means events, conditions, facts or developments that are known to DA and that in the reasonable course of events are expected to have an effect on future operations of the business as presently conducted by DA, but will exclude the results of any changes that are made at the specific written direction of Delano, that are specifically contemplated herein, or that directly result from this transaction. References to DA in this Agreement shall be deemed to include all Subsidiaries of DA, if any, unless the context specifically requires otherwise. In this Agreement, "PERSON" means any natural person, corporation, partnership, limited liability company, joint venture or other entity.

          All Subsidiaries of DA and their jurisdiction of incorporation are completely and correctly listed in Section 3.1 of the DA Disclosure Schedule. DA has delivered to Delano complete and correct copies of the articles or certificate of incorporation, bylaws and/or other primary charter and organizational documents ("CHARTER DOCUMENTS") of DA, in each case, as amended to the date hereof. The minute books and stock records of DA, complete and correct copies of which have been delivered to Delano, contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the stockholders of DA and its Board of Directors, and all original issuances and subsequent transfers, repurchases and cancellations of DA's capital stock. Section 3.1 of the DA Disclosure Schedule contains a complete and correct list of the officers and directors of DA.

          (b) DA has never owned, nor does it currently own, directly or indirectly, any capital stock or other equity securities of any corporation or have direct or indirect equity or ownership interest in any partnership, limited liability company, joint venture or other entity. All of the outstanding shares of capital stock of each Subsidiary of DA are owned beneficially and of record by DA, one of its other Subsidiaries, or any combination thereof, in each case free and clear of any security interests, liens, charges, restrictions, claims, encumbrances or assessments of any nature whatsoever ("LIENS"); and there are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) pursuant to which any of the Subsidiaries is or may become obligated to issue any shares of its capital stock to any Person other than DA or one of the other Subsidiaries.

     3.2  CAPITAL STRUCTURE.

          (a) The authorized capital stock of DA consists of (i) 33,000,000 shares of DA Common Stock, of which 526,776 shares are issued and outstanding as of the date of this Agreement and (ii) 5,000,000 shares of DA Preferred Stock, of which the following shares are issued and outstanding as of the date of this Agreement in the following proportions: Series A Preferred Stock - 1,000,000 shares; Series B Preferred Stock - 2,238,537 shares; Series C Preferred Stock - 833,334 shares and Series D Preferred Stock - 13,190 shares. In addition, 989.25 shares of Series D Preferred have been issued as payment of dividends and
584.153 shares of Series D Preferred have been issued upon the exercise of warrants on a cashless exercise basis. No shares of DA Capital Stock are held as treasury shares by DA. The DA Disclosure Schedule sets forth all holders of DA Common Stock and the number of shares owned. The DA Disclosure Schedule also sets forth any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character (each, an "DA OPTION") to which DA is a party or by which DA may be bound obligating DA to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of DA, or obligating DA to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right.

          (b) All outstanding shares of DA Capital Stock are, and any shares of DA Capital Stock issued upon exercise of any outstanding DA Options will be, validly issued, fully paid, nonassessable and not subject to any preemptive rights (other than those which have been duly waived), or to any agreement to which DA is a party or by which DA may be bound. DA does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of shares of DA Common Stock on any matter ("DA VOTING DEBT") or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

     3.3 AUTHORITY. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by DA have been duly authorized by all necessary action of the Board of Directors of DA, and if the Closing shall occur, shall have been duly authorized by all necessary action of the stockholders of DA. Certified copies of the resolutions adopted by the Board of Directors of DA and its stockholders approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to Delano prior to the Closing. DA has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of DA in accordance with its terms.

     3.4 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS; NON-CONTRAVENTION. DA holds, and at all times has held, all licenses, permits and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Governmental Entities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a material adverse effect on DA's Business Condition. There are no material violations or claimed violations known by DA of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation. Assuming the receipt of all Consents (as defined below), neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by DA and the Stockholders, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of DA or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which DA is a party, or under which DA is obligated, or by which DA or any of the rights, properties or assets of DA are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of DA; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which DA is a party, or under which DA is obligated, or by which DA or any of the rights, properties or assets of DA are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which DA is a party, or under which DA may be obligated, or by which DA or any of the rights, properties or assets of DA are subject or bound.
Section 3.4 of the DA Disclosure Schedule sets forth each agreement, contract or other instrument binding upon DA requiring a notice or consent (by its terms or as a result of any conflict or other contravention required to be disclosed in the DA Disclosure Schedule pursuant to the preceding provisions of this Section 3.4) as a result of the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by DA and the Stockholders or the consummation of the Merger or any other transaction described herein (each such notice or consent, a "CONSENT"). No consent, approval, order, or authorization of or registration, declaration, or filing with or exemption (also a "CONSENT") by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "GOVERNMENTAL ENTITY") is required by or with respect to DA in connection with the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by DA and the Stockholders or the consummation of the Merger or any other transaction described herein, except for the filing by DA and Merger Sub of the appropriate Merger Documents with the Secretary of State of Kansas.

     3.5  TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS.

          (a) For the purposes of this Agreement, "DA INTELLECTUAL PROPERTY" consists of the following intellectual property:

          (i) all patents, trademarks, trade names, domain names, service marks, trade dress, copyrights and any renewal rights therefor, mask works, schematics, software, firmware, technology, manufacturing processes, supplier lists, customer lists, trade secrets, know-how, moral rights and applications and registrations for any of the foregoing;

          (ii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein;

          (iii) all other tangible or intangible proprietary information and materials; and

          (iv) all license and other rights in any third party product or any third party intellectual property described in (i) through (iii) above;

that are owned or held by or on behalf of DA or that are being, and/or have been, used, or are currently under development for use, in the business of DA as it has been, is currently or is currently planned to be conducted; provided, however, that DA Intellectual Property will not include any commercially available third party software or related intellectual property.

          (b) Section 3.5 of the DA Disclosure Schedule lists: (i) all patents, copyright registrations, mask works, registered trademarks, registered service marks, domain names, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in DA Intellectual Property and owned by or on behalf of DA; (ii) all hardware products and tools, software products and tools and services that are currently published, offered, or under development by DA; and (iii) all licenses, sublicenses and other agreements to which DA is a party and pursuant to which DA or any other person is authorized to use any DA Intellectual Property or exercise any other right with regard thereto. The disclosures described in (iii) hereof include the identities of the parties to the relevant agreements, a description of the nature and subject matter thereof, the term thereof and the applicable royalty or summary of any formula or procedure for determining such royalty.

          (c) DA Intellectual Property consists solely of items and rights that are either: (i) owned solely by DA; (ii) in the public domain; or (iii) rightfully used and authorized for use by DA and its successors pursuant to a valid license. All DA Intellectual Property that consists of license or other rights to third party property is separately set forth in Section 3.5 of the DA Disclosure Schedule. DA has all rights in DA Intellectual Property necessary to carry out DA's current, former and planned future activities, including without limitation rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell DA Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

          (d) DA is not, nor as a result of the execution or delivery of this Agreement and all other agreements contemplated hereby, or performance of DA's obligations hereunder or the consummation of the Merger, will DA be, in violation of any license, sublicense or other agreement relating to any DA Intellectual Property to which DA is a party or otherwise bound. DA is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by DA or Delano, as successor to DA, in DA Intellectual Property.

          (e) To the knowledge of DA, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service or process as used, provided, or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by DA does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, domain name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, or right in personal data of any Person. No claims (i) challenging the validity, effectiveness, or ownership by DA of any DA Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service, or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by DA infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted to DA or, to the knowledge of DA (as defined below), are threatened by any Person nor are there any valid grounds for any bona fide claim of any such kind. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any DA Intellectual Property, other than review of pending applications for patent, and DA is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All granted or issued patents and mask works and all registered trademarks and copyright registrations owned by DA are valid, enforceable and subsisting. To the knowledge of DA, there is no unauthorized use, infringement, or misappropriation of any DA Intellectual Property by any third party, employee or former employee.

          (f) Section 3.5 of the DA Disclosure Schedule separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, DA Intellectual Property. DA has secured from all parties who have created any portion of, or otherwise have any rights in or to, DA Intellectual Property valid and enforceable written assignments of any such work or other rights to DA and has provided true and complete copies of such assignments to Delano.

          (g) DA has obtained written agreements from all employees and from third parties with whom DA, to its knowledge, has shared confidential proprietary information (i) of DA or (ii) received from others that DA is obligated to treat as confidential and to obtain the written agreement of employees and others to keep confidential, which agreements require such employees and third parties to keep such information confidential in accordance with the terms thereof. DA has made available copies of such written agreements, as executed, to Delano.

     3.6  FINANCIAL STATEMENTS; BUSINESS INFORMATION.

          (a) DA has delivered to Delano an unaudited balance sheet (the "UNAUDITED BALANCE SHEET") as of August 31, 2000 (the "UNAUDITED BALANCE SHEET DATE") and audited balance sheets (the "AUDITED BALANCE SHEETS") as of December 31, 1999 (the "AUDITED BALANCE SHEET DATE") and December 31, 1998, unaudited statements of income and cash flows for the eight-month period ended August 31, 2000 and audited statements of income and cash flows for its 1999 and 1998 fiscal years (all of such balance sheets and statements of income and cash flows are collectively referred to as the "FINANCIAL STATEMENTS"). The Financial
Statements: (i) are in accordance with the books and records of DA; (ii) present fairly, in all material respects, the financial position of DA as of the date indicated and the results of its operations and cash flows for such periods; and
(iii) have been prepared in accordance with generally accepted accounting principles consistently applied (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate and except as described in Section 3.6 of the DA Disclosure Schedule). As of the Unaudited Balance Sheet Date, there were no material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown or provided for either in the Unaudited Balance Sheet or
Section 3.6 of the DA Disclosure Schedule, and since the Unaudited Balance Sheet Date, DA has incurred no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, other than in the ordinary course of business and except for liabilities incurred by DA in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

          (b) All of the accounts, notes and other receivables which are reflected in the Unaudited Balance Sheet were acquired in the ordinary course of business; and, except to the extent reserved against in the Unaudited Balance Sheet, all of the accounts, notes and other receivables which are reflected therein have been collected in full, or are good and collectible, in the ordinary course of business; and all of the accounts, notes and other receivables which have been acquired by DA since the Unaudited Balance Sheet Date were acquired in the ordinary course of business and have been collected in full, or are good and collectible, subject to an appropriate reserve determined in a manner consistent with past practices of DA, in the ordinary course of business. No accounts, notes or other receivables are contingent upon the performance by DA of any obligation or contract. No Person has any Lien on any of such receivables and no agreement for deduction or discount has been made with respect thereto.

          (c) The business information previously prepared by DA and delivered to Delano was prepared in good faith, based on assumptions DA deems reasonable, was prepared for planning purposes, although no assurances are given that DA will engage in the activities described therein or achieve the results projected therein.

     3.7  TAXES.

          (a) The term "TAXES" as used herein means all federal, state, local and foreign income tax, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term "TAX" means any one of the foregoing Taxes. The term "TAX RETURNS" as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "TAX RETURN" means any one of the foregoing Tax Returns.

          (b) DA has timely filed all Tax Returns required to be filed and has paid all Taxes owed (whether or not shown as due on such Tax Returns), including, without limitation, all Taxes which DA is obligated to withhold for amounts owing to employees, creditors and third parties. All Tax Returns filed by DA were complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of DA and any other information required to be shown thereon in all material respects. None of the Tax Returns filed by DA or Taxes payable by DA have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of DA, threatened. DA is not currently the beneficiary of any extension of time within which to file any Tax Return, and DA has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting DA, as of the date hereof, are set forth in the Financial Statements or in Section 3.7 of the DA Disclosure Schedule. None of the Tax Returns filed by DA contain a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). DA is not a party to any Tax sharing agreement or similar arrangement. DA has never been a member of a group filing a consolidated federal income Tax Return (other than a group the common parent of which was DA), and DA does not have any liability for the Taxes of any Person (other than DA) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise.

          (c) DA is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. DA has not agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and DA will not be required to make any such adjustment as a result of the transactions set forth in this Agreement. DA does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. No portion of the Delano Merger

Shares is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. None of the assets of DA is property which is required to be treated as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of DA directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of DA is "tax-exempt use property" within the meaning of Section 168(h) of the Code. No claim has ever been made by any Governmental Entity in a jurisdiction where DA does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

          (d) There are no liens for Taxes (other than for ad valorem Taxes not yet due and payable) upon the assets of DA. The unpaid Taxes of DA did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Unaudited Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of DA in filing their Tax Returns (taking into account any Taxes incurred as a result of the transactions contemplated by this Agreement). Section 3.7 of the DA Disclosure Schedule sets forth DA's Tax basis in each of its assets. DA is not a party to any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

     3.8 ABSENCE OF CERTAIN CHANGES AND EVENTS. From the Audited Balance Sheet Date, there has not been:

          (a) Any transaction involving more than $100,000 entered into by DA other than in the ordinary course of business and consistent with past practice ("ORDINARY COURSE OF BUSINESS"); any change (or any development or combination of developments of which DA has knowledge which is reasonably likely to result in such a change) in DA's Business Condition, other than changes in the ordinary course of business which in the aggregate have not been and are not expected to be materially adverse to DA's Business Condition; or, without limiting the foregoing, any loss of or damage to any of the properties of DA due to fire or other casualty or other loss, whether or not insured, amounting to more than $50,000 in the aggregate;

          (b) Except for the dividend described in Section 3.2(a), any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of DA, or any repurchase, redemption, retirement or other acquisition by DA of any outstanding shares of capital stock, any DA Option, or other securities of, or other equity or ownership interests in, DA;

          (c) Any discharge or satisfaction of any Lien or payment or satisfaction of any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than current liabilities shown on the Unaudited Balance Sheet and current liabilities incurred since the Unaudited Balance Sheet Date in the ordinary course of business and consistent with past practice ("ORDINARY COURSE OF BUSINESS");

          (d) Any change in the Charter Documents of DA or any amendment of any term of any outstanding security of DA;

          (e) Any incurrence, assumption or guarantee by DA of any indebtedness for borrowed money other than in the ordinary course of business and in an aggregate amount exceeding $50,000;

          (f)  Any creation or assumption by DA of any Lien on any asset;

          (g) Any making of any loan, advance or capital contributions to, or investment in, any Person;

          (h) Any sale, lease, pledge, transfer or other disposition of any material capital asset;

          (i) Any material transaction or commitment made, or any material contract or agreement entered into, by DA relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by DA of any contract or other right;

          (j) Any (A) grant of any severance or termination pay to any director, officer or employee of DA, (B) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of DA, (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, (D) change in compensation, bonus or other benefits payable to directors, officers or employees of DA or (E) change in the payment or accrual policy with respect to any of the foregoing;

          (k) Any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of DA, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of DA;

          (l) Any notes or accounts receivable or portions thereof written off by DA as uncollectible in an aggregate amount exceeding $50,000;

          (m) Any issuance or sale of any stock, bonds, phantom stock interest or other securities of which DA is the issuer, or the grant, issuance or change of any stock options, warrants, or other rights to purchase securities of DA or phantom stock interest in DA;

          (n) Any cancellation of any debts or claims or waiver of any rights of substantial value in an aggregate amount exceeding $50,000;

          (o) Any sale, assignment or transfer of any DA Intellectual Property or other similar assets, including licenses therefor, except licenses entered into in the ordinary course of business;

          (p) Any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment in an aggregate amount exceeding $50,000;

          (q) Payment of any amounts to, or liability incurred to or in respect of, or sale of any properties or assets (real, personal or mixed, tangible or intangible) to, or any transaction or any agreement or arrangement with, any corporation or business in which DA or any of its corporate officers or directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT") of any such Person, has any direct or indirect ownership interests; or

          (r) Any agreement undertaking or commitment to do any of the foregoing.

     3.9 LEASES IN EFFECT. All real property leases and subleases as to which DA is a party and any amendments or modifications thereof are listed in Section
3.9 of the DA Disclosure Schedule (each a "LEASE" and collectively, the "LEASES") are valid, in full force and effect and enforceable, and there are no existing defaults on the part of DA, and DA has not received or given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default on the part of DA thereunder. True and complete copies of each lease have been provided to Delano, and such leases constitute the entire understanding relating to DA's use and occupancy of the leased premises.

     3.10 PERSONAL PROPERTY; REAL ESTATE. (a) DA has good and indefeasible title, free and clear of all title defects and Liens (including, without limitation, leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment and other personal property, tangible or otherwise, reflected on the Unaudited Balance Sheet or used in DA's business, except for acquisitions and dispositions since the Unaudited Balance Sheet Date in the ordinary course of business. The DA Disclosure Schedule lists (i) all computer equipment and (ii) all other personal property, in each case having a depreciated book value of $10,000 or more, which are used by DA in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted. There is no asset used or required by DA in the conduct of its business as presently operated which is not either owned by it or licensed or leased to it.

          (b) Section 3.10 of the DA Disclosure Schedule contains a schedule setting forth and describing all real property which is leased by DA, or in which DA has any other right, title or interest. DA does not own any real property.

          (c) To the knowledge of DA, the improvements located on the real property described in Section 3.10 of the DA Disclosure Schedule are not the subject of any official complaint or notice of violation of any applicable zoning ordinance or building code and there is no use or occupancy restriction or condemnation proceeding pending or threatened against DA.

     3.11 CERTAIN TRANSACTIONS. Except for (a) relationships with DA as an officer, director, or employee thereof (and compensation by DA in consideration of such services) and (b) relationships with DA as stockholders or option holders therein, none of the directors, officers, or Stockholders of DA, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, or series of similar transactions, with DA, in which the amount involved exceeds $60,000, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such Person or any other Person in which any such Person has or had a 5%-or-more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of DA's officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of DA, or any supplier, distributor, or customer of DA, except for the normal rights of a stockholder, and except for rights under existing employee benefit plans.

     3.12 LITIGATION AND OTHER PROCEEDINGS. There is no action, suit, claim, investigation or proceeding (or any basis therefor known to DA) pending against or, to the knowledge of DA, threatened against DA or its properties and assets before any court or arbitrator or any Governmental Entity. DA is not subject to any order, writ, judgment, decree, or injunction that has a material adverse effect on DA's Business Condition.

     3.13 NO DEFAULTS. DA is not, nor has DA received notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) the Charter Documents; (ii) any judgment, decree, or order applicable to DA; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which DA is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of DA.

     3.14 MAJOR CONTRACTS. DA is not a party to or subject to:

          (a) Any union contract, or any employment contract or arrangement (other than "at-will" employment arrangements) providing for future compensation, written or oral, with any officer, consultant, director, or employee;

          (b) Any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

          (c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

          (d) Any OEM agreement, reseller or distribution agreement, volume purchase agreement, corporate end user sales or service agreement, reproduction or replication agreement or manufacturing agreement in which the amount involved exceeds annually, or is expected to exceed in the aggregate over the life of the contract, $50,000 or pursuant to which DA has granted or received manufacturing rights, most favored nation pricing provisions, or exclusive marketing, production, publishing or distribution rights related to any product, group of products or territory;

          (e) Any lease for real property, and any lease for personal property in which the amount of payments which DA is required to make on an annual basis exceeds $50,000;

          (f) Any agreement, license, franchise, permit, indenture, or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement and all other agreements contemplated hereby, the consummation of the Merger, or the consummation of the transactions contemplated hereby or thereby;

          (g) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $50,000 or more;

          (h) Any license agreement, either as licensor or licensee (excluding nonexclusive hardware and software licenses granted to distributors or end-users and commercially available in-licensed software applications);

          (i) Any contract or agreement containing covenants purporting to limit DA's freedom to compete in any line of business in any geographic area; or

          (j) Any contract or agreement, not elsewhere specifically disclosed pursuant to this Agreement, involving the payment or receipt by DA of more than $50,000 in the aggregate.

     All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in the DA Disclosure Schedule pursuant to this
Section 3.14 are valid and in full force and effect and DA has not, nor, to the knowledge of DA, has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof. Since the Audited Balance Sheet Date, DA has not amended, modified or terminated the terms of the contracts or agreements referred to in this Section 3.14 unless such amendment, modification or termination was in the ordinary course of business and DA has provided Delano with written notification of such.

     3.15 MATERIAL REDUCTIONS. To DA's knowledge, none of the parties to any of the contracts identified in the DA Disclosure Schedule pursuant to Section 3.14 have terminated, or, to the knowledge of DA, in any way expressed to DA an intent to reduce or terminate the amount of its business with DA in the future.

     3.16 INSURANCE AND BANKING FACILITIES. Section 3.16 of the DA Disclosure Schedule contains a complete and correct list of (i) all contracts of insurance or indemnity of DA in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts and expiration date) and (ii) the names and locations of all banks in which DA has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from DA with respect to any such contracts of insurance or indemnity have been paid, and DA does not know of any fact, act, or failure to act which has or might cause any such contract to be canceled or terminated. All known claims for insurance or indemnity have been presented.

     3.17 EMPLOYEES. The DA Disclosure Schedule sets forth a list of (a) the names, titles, salaries and all other compensation of all salaried DA employees (such term meaning permanent and temporary, full-time and part-time employees) and (b) the wage rates for non-salaried DA employees (by classification). Any persons engaged by DA as independent contractors, rather than employees, have been properly classified as such and have been so engaged in accordance with all applicable federal, foreign, state or local laws. No senior management or technical employee has stated to DA that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within six months after the Closing Date. Hours worked by and payments made to employees of DA have not been in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters. DA is not and never has been engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual property or assignment of inventions. DA has never been and, to the knowledge of DA, is not now subject to a union organizing effort. DA does not have any written contract of employment or other employment, severance or similar agreement with any of its employees or any established policy or practice relating thereto, and all of its employees are employees-at-will. DA is not a party to any pending, or to DA's knowledge, threatened, labor dispute. DA has complied in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment and advancement of minorities and women. There are no claims pending, or, to the knowledge of DA, threatened to be brought, in any court or administrative agency by any former or current DA employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending in any court or administrative agency from any current or former employee or any other Person arising out of DA's status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise.

     3.18 EMPLOYEE BENEFIT PLANS. Each Plan (as defined below) covering active, former, or retired employees of DA is listed in Section 3.18 of the DA Disclosure Schedule. "PLAN" means any employee benefit plan as defined in ERISA (as defined below) and will also include any employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits. DA has made available to Delano a copy of each Plan, and where applicable, any related trust agreement, annuity, or insurance contract. All annual reports (Form 5500) required to be filed with the Internal Revenue Service have been properly filed on a timely basis, and DA has provided copies of the three most recently filed Forms 5500 for each applicable Plan. Any Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and has remained tax-qualified to this date and its related trust is tax-exempt and has been so since its creation. No Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Code. No "prohibited transaction," as defined in ERISA Section 406 or Code Section 4975 has occurred with respect to any Plan, unless such a transaction was exempt from such rules. Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. There are no pending or anticipated claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to the Plan, accrued to the date hereof have been made or provided for. Neither DA nor any entity which is considered one employer with DA under Section 414 of the Code or
Section 4001 of ERISA has ever maintained or contributed to or incurred or expects to incur liability with respect to any Plan subject to Title IV of ERISA or any "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA. There are no restrictions on the rights of DA to amend or terminate any Plan without incurring any liability thereunder. DA has not engaged in or is a successor or parent corporation to an entity that has engaged in a transaction described in ERISA Section 4069. There have been no amendments to, written interpretation of, or announcement (whether or not written) by DA relating to, or change in employee participation or coverage under, any Plan. Neither DA nor any of its ERISA affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of DA other than health care continuation benefits required to be provided under applicable law. No tax under
Section 4980B or 4980D of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

     3.19 CERTAIN AGREEMENTS. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by DA (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of DA under any Plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.20 GUARANTEES AND SURETYSHIPS. DA has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to Tax matters), and DA has no material obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any Person.

     3.21 BROKERS AND FINDERS. Neither DA nor any of the Stockholders has retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will DA owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

     3.22 CERTAIN PAYMENTS. Neither DA, nor to the knowledge of DA, any Person acting on behalf of DA has, directly or indirectly, on behalf of or with respect to DA: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of DA, (iv) created or used any "off-book" bank or cash account or "slush fund," or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

     3.23 ENVIRONMENTAL MATTERS. DA has complied, in all material respects, with all federal, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, "ENVIRONMENTAL LAWS"); DA has not handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws ("HAZARDOUS MATERIALS"), except for reasonable amounts of ordinary office and/or office-cleaning supplies which have been used in compliance with Environmental Laws; (iii) there is not now any underground storage tank or asbestos on any real property owned, operated or leased by DA; (iv) DA has not conducted, nor is it aware of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property owned, operated or leased by DA; and (v) there are no "Environmental Liabilities". For purposes of this Agreement, "ENVIRONMENTAL LIABILITIES" are any claims, demands, or liabilities under

Environmental Laws which (i) arise out of or in any way relate to DA's operations or activities, or any real property at any time owned, operated or leased by DA, or any stockholder's use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

     3.24 ENFORCEABILITY OF CONTRACTS, ETC.

          (a) No Person that is a party to any material contract, agreement, commitment or plan to which DA is a party has a valid defense, on account of non-performance or malfeasance by DA, which would make any such contracts, agreement, commitment or plan not valid and binding upon or enforceable against such parties in accordance with their terms, except to the extent such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement or similar laws affecting the rights of creditors generally and usual equity principles.

          (b) Neither DA, nor, to the knowledge of DA, any other Person, is in breach or violation of, or default under, any material contract, agreement, arrangement, commitment or plan to which DA is a party, and no event or action has occurred, is pending, or, to the knowledge of DA, is threatened, which, after the giving of notice, or the lapse of time, or otherwise, would constitute a breach or a default by DA or, to the knowledge of DA, any other Person, under any material contract, agreement, arrangement, commitment or plan to which DA is a party.

     3.25 INFORMATION STATEMENT. The information regarding DA (including, for purposes of this Section 3.25, information regarding DA's officers, directors and stockholders) included in the information to be sent to the stockholders of DA in connection with the consideration and approval of the Merger and the other transactions contemplated by this Agreement (such information statement as amended or supplemented is referred to herein as the "INFORMATION STATEMENT") will not, on the date the Information Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of DA, at the time of the execution and delivery of any written consent of the stockholders of DA or the time of any stockholders meeting of DA to approve the Merger, and at the Effective Time, contain any statement regarding DA that, at such time and in light of the circumstances under which it will be made, is false or misleading in any material respect, or will omit to state any material fact regarding DA necessary in order to make the statements made therein regarding DA not false or misleading in any material respect; or omit to state any material fact regarding DA necessary to correct any statement regarding DA in any earlier communication with respect to the solicitation of the stockholders of DA that has become false or misleading in any material respect. If at any time prior to the Effective Time any event relating to DA should be discovered by DA which should be set forth in an amendment or a supplement to the Information Statement, DA will promptly inform Delano. Notwithstanding the foregoing, DA makes no representation or warranty with respect to any information regarding Delano or Merger Sub which is contained in any of the foregoing documents.

     3.26 DISCLOSURE. Neither the representations or warranties made by DA or the Stockholders in this Agreement, nor the DA Disclosure Schedule or any other certificate executed and delivered by DA or the Stockholders pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

     3.27 RELIANCE. The foregoing representations and warranties are made by DA and the Stockholders with the knowledge and expectation that Delano and Merger Sub are placing reliance thereon.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

     Each Stockholder severally represents and warrants to Delano and Merger Sub as follows:

          (a) Subject to applicable community property laws, such DA Stockholder is the lawful owner of the shares of DA Common Stock to be exchanged for the Delano Merger Shares pursuant to this Agreement and has, and on the Closing Date will have, good and clear title to such shares of DA Capital Stock, free of all Liens. Such DA Stockholder is the owner of the number of shares of Deemed Outstanding DA Shares set forth on EXHIBIT 2.1.

         (b) Such Stockholder has, and on the Closing Date will have, full legal right, power and authority to enter into this Agreement and to sell and deliver the shares of DA Common Stock owned by him, her or it in the manner provided herein. Such Stockholder has duly and validly executed this Agreement and has, or prior to the Closing, will have duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of such Stockholder in accordance with its terms.

          (c) The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by such Stockholder, and the consummation of the transactions contemplated hereby or thereby, will not require, on the part of such Stockholder, any consent, approval, authorization or other order of, or any filing with, any Governmental Entity, or under any contract, agreement or commitment to which such Stockholder is a party or by which such Stockholder or property of such Stockholder is bound, and will not constitute a violation on the part of such Stockholder of any law, administrative regulation or ruling or court decree, or any contract, agreement or commitment, applicable to such Stockholder or property of such Stockholder.

          (d) Such Stockholder is an "accredited investor" as defined in the rules and regulations under the Securities Act (except as otherwise shown on such Stockholder's Investment Agreement).

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF DELANO AND MERGER SUB

     Except as set forth in the disclosure schedule of Delano dated as of the date hereof and delivered herewith to DA (the "DELANO DISCLOSURE SCHEDULE") which identifies the section and subsection to which each disclosure therein relates (provided, however, that Delano will be deemed to have adequately disclosed with respect to any section or subsection any matters that are clearly described elsewhere in such document if the applicability of such disclosure to such non-referenced sections or subsections is clearly apparent and Delano has not intentionally omitted any required cross-references), and whether or not the Delano Disclosure Schedule is referred to in a specific section or subsection, Delano and Merger Sub jointly and severally represent and warrant to DA as follows:

     5.1 ORGANIZATION AND QUALIFICATION. Delano is a corporation duly organized, validly existing and in good standing under the laws of Ontario, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of Delano. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is recently organized and has conducted no business activities, other than as contemplated by this Agreement.

     5.2 CAPITALIZATION. The authorized capital stock of Delano consists of an unlimited number of shares of Class A Special Shares, without par value of which no shares are issued and outstanding, an unlimited number of shares of Class B Special Shares of which no shares are issued and outstanding, an unlimited number of shares of Class C Special Shares of which no shares are issued and outstanding and an unlimited number of shares of Delano Common Stock, of which, as of August 31, 2000: (a) 30,328,198 shares were validly issued and outstanding, fully paid and nonassessable and (b) 8,080,000 shares were reserved for issuance pursuant to Delano's stock option and stock purchase plans for its employees and directors. Except for options and rights relating to shares described in clause (b) of the preceding sentence, and except as set forth in
Section 5.2 of the Delano Disclosure Schedule or the Reports (as defined in
Section 5.5), there are no options, warrants or other rights, agreements or commitments (contingent or otherwise) obligating Delano to issue shares of its capital stock or any other securities convertible into or evidencing the right to subscribe to shares of its capital stock.

     5.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Delano and Merger Sub have been duly authorized by all necessary action of the Boards of Directors and stockholders of Delano and Merger Sub. Certified copies of the resolutions adopted by the Boards of Directors of Delano and Merger Sub and Delano as sole stockholder of Merger Sub approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to DA. Each of Delano and Merger Sub has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby to be executed by it, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of each of Delano and Merger Sub in accordance with its terms.

     5.4 NON-CONTRAVENTION. Assuming the accuracy of the representations and warranties of DA and the Stockholders contained in the Agreement and the other agreements contemplated hereby, neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Delano and Merger Sub, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of Delano or Merger Sub or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Delano is a party, or under which Delano is obligated, or by which Delano or any of the rights, properties or assets of Delano are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Delano; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Delano is a party, or under which Delano is obligated, or by which Delano or any of the rights, properties or assets of Delano are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Delano is a party, or under which Delano may be obligated, or by which Delano or any of the rights, properties or assets of Delano are subject or bound, other than any of the foregoing which would not have, individually or in the aggregate, a material adverse effect on Business Condition of Delano.

     5.5 REPORTS AND FINANCIAL STATEMENTS. Delano has previously furnished to DA true and correct copies of its (i) Form 10-K for the period ended March 31, 2000, (ii) its Quarterly Report on Form 10-Q for the period ended June 30, 2000 (the "RECENT 10-Q"), (iii) all other reports filed by it with the Securities and Exchange Commission (the "COMMISSION") under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") since February 9, 2000 and (iv) Delano hereby agrees to furnish to DA true and correct copies of all reports filed by it with the Commission after the date hereof prior to the Closing all in the form (including exhibits) so filed (collectively, the "REPORTS"). As of their respective dates, the Reports complied or will comply in all material respects with the then applicable published rules and regulations of the Commission with respect thereto at the date of their issuance and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, no additional filings or amendments to previously filed Reports are required pursuant to such rules and regulations. Each of the audited consolidated financial statements and unaudited interim financial statements included in Delano's Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents the financial position of the entity or entities to which it relates as at its date or the results of operations, stockholders' equity or cash flows of such entity or entities (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate, and except as described in Section 5.5 of the Delano Disclosure Schedule).

     5.6 VALIDITY OF DELANO MERGER SHARES. The Delano Merger Shares to be issued in the Merger will, when issued, be, validly issued, fully paid and nonassessable.

     5.7 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. Assuming the accuracy of the representations and warranties of DA and the Stockholders contained in the Agreement and the other agreements contemplated hereby, except for (a) the requirements of state securities (or "Blue Sky") laws, (b) the filing and recording of the Merger Documents as provided by the Kansas GCC, (c) the filing of appropriate documents with the Nasdaq Stock Market and (d) the filing of a Form D and a Form 8-K with the Commission, if applicable, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Delano or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 2000, there has not been any material adverse change in the Business Condition of Delano.

     5.9 INFORMATION STATEMENT. The information regarding Delano (including, for purposes of this Section 5.9, information regarding Delano's officers, directors and stockholders) included in the Information Statement will not, on the date the Information Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of DA, at the time of the execution and delivery of any written consent of the stockholders of DA or the time of any stockholders meeting of DA to approve the Merger, and at the Effective Time, contain any statement regarding Delano that, at such time and in light of the circumstances under which it will be made, is false or misleading in any material respect, or will omit to state any material fact regarding Delano necessary in order to make the statements made therein regarding Delano not false or misleading in any material respect; or omit to state any material fact regarding Delano necessary to correct any statement regarding Delano in any earlier communication with respect to the solicitation of the stockholders of Delano that has become false or misleading in any material respect. If at any time prior to the Effective Time any event relating to Delano should be discovered by Delano which should be set forth in an amendment or a supplement to the Information Statement, Delano will promptly inform DA. Notwithstanding the foregoing, Delano makes no representation or warranty with respect to any information regarding DA which is contained in any of the foregoing documents.

     5.10 DISCLOSURE. Neither the representations or warranties made by Delano in this Agreement, nor the Delano Disclosure Schedule or any other certificate executed and delivered by Delano pursuant to this Agreement, when taken together and with knowledge of the contents of the Reports, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

     5.11 RELIANCE. The foregoing representations and warranties are made by Delano with the knowledge and expectation that DA and the Stockholders are placing reliance thereon.

                                   ARTICLE VI

                                 COVENANTS OF DA

          During the period from the date of this Agreement (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement or the Effective Time, each of DA and the Stockholders agree (except as expressly contemplated by this Agreement or otherwise permitted with Delano's prior written consent):

     6.1 CONDUCT OF BUSINESS IN ORDINARY COURSE. DA will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable best efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants and employees and preserve its relationships with customers, suppliers and distributors and others having business dealings with it. DA will confer on a regular and frequent basis with representatives of Delano to report operational matters of a material nature and to report the general status of the ongoing operations of the business of DA. The foregoing notwithstanding, DA will not:

          (a) other than in the ordinary course of business consistent with prior practice, enter into any material commitment or transaction, including but not limited to any purchase of assets (other than raw materials, supplies or cash equivalents) for a purchase price in excess of $50,000;

          (b) grant any bonus, severance or termination pay to any officer, director, independent contractor or employee of DA;

          (c) enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights, other than in the ordinary course of business consistent with prior practice, or is granted distribution rights of any type or scope with respect to any products of DA;

          (d) other than in the ordinary course of business consistent with prior practice, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments, or amend or otherwise change in any material respect the terms thereof in a manner materially adverse to DA;

          (e) commence a lawsuit other than: (i) for the routine collection of bills, (ii) in such cases where DA in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of DA's business provided that DA consults with Delano prior to filing such suit, or
(iii) for a breach of this Agreement or any agreement related hereto;

          (f) modify in any material respect existing discounts or other terms and conditions with dealers, distributors and other resellers of DA's products or services in a manner adverse to DA;

          (g) accelerate the vesting or otherwise modify any DA Option, restricted stock or other outstanding rights or other securities, except as otherwise provided in the Digital Archaeology Corporation 1998 Stock Option Plan (the "Stock Option Plan");

          (h) take any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect, as if made as of such time; or

          (i) agree in writing or otherwise to take any of the foregoing actions.

     6.2 DIVIDENDS, ISSUANCE OF, OR CHANGES IN SECURITIES. Except for the dividend previously paid and described in Section 3.2(a), DA will not: (i) declare or pay any dividends on or make other distributions to its stockholders (whether in cash, shares or property), (ii) issue, deliver, sell, or authorize, propose, or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into its capital stock, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating DA to issue any such shares, Company Voting Debt or other convertible securities except as any of the foregoing is required by Outstanding DA Options; (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of DA, (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or options or warrants related thereto, or (v) propose any of the foregoing.

     6.3  GOVERNING DOCUMENTS. DA will not amend its Charter Documents.

     6.4 NO ACQUISITIONS. DA will not authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into a letter of intent (whether or not binding), an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger), or any acquisition of assets or securities.

     6.5 NO DISPOSITIONS. DA will not sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of its material assets or cancel, release, or assign any material indebtedness or claim, except in the ordinary course of business.

     6.6 INDEBTEDNESS. DA will not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise.

     6.7 COMPENSATION. DA will not adopt or amend, or modify in any material respect, any Plan or pay any pension or retirement allowance not required by any existing Plan. DA will not enter into or modify any employment or severance contracts, increase the salaries, wage rates or fringe benefits of its officers, directors or employees or pay bonuses or other remuneration except for current salaries, severance and other remuneration for which DA is obligated under arrangements existing prior to the Unaudited Balance Sheet Date to which DA is a party and which have been disclosed in the DA Disclosure Schedule.

     6.8 CLAIMS. DA will not settle any claim, action or proceeding, except in the ordinary course of business.

     6.9 ACCESS TO PROPERTIES AND RECORDS. Subject to contractual and other obligations, DA will give Delano and its representatives full access, at a place reasonably acceptable to DA, during reasonable business hours and following reasonable notice but in such a manner as not unduly to disrupt the business of DA, to its senior management, senior technical personnel, premises, properties, contracts, commitments, books, records and affairs, and will provide Delano with such financial, technical and operating data and other information pertaining to its business as Delano may request. With DA's prior consent, which will not be unreasonably withheld, Delano will be entitled in conjunction with DA personnel to make appropriate inquiries of third parties in the course of its investigation.

     6.10 BREACH OF REPRESENTATIONS AND WARRANTIES. DA will not take any action that would cause or constitute a breach of any of the representations and warranties set forth in Article III or that would cause any of such representations and warranties to be inaccurate in any material respect or that would constitute a breach of any of its other obligations under this Agreement. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, DA will give detailed notice thereof to Delano and will use its reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

     6.11 CONSENTS. DA will promptly apply for or otherwise seek and use reasonable best efforts to obtain, all Consents, and make all filings with Governmental Entities, required with respect to the consummation of the Merger.

     6.12 TAX RETURNS. DA will promptly provide or make available to Delano copies of all tax returns, reports and information statements that have been filed or are filed prior to the Closing Date.

     6.13 STOCKHOLDER APPROVAL. Each of the Stockholders agrees to vote all of such Stockholder's shares of DA Common Stock for the approval of this Agreement and the appropriate Merger Documents as required by the Kansas GCC.

     6.14 PREPARATION OF DISCLOSURE AND SOLICITATION MATERIALS. As promptly as practicable after the execution of this Agreement, DA will promptly submit to its stockholders, information and documents relating to DA, its business or operations, Delano, its business or operations, the terms of the Merger and this Agreement as reasonably agreed by counsel to Delano and DA and intended to comply in all material respects with Regulation D under the Securities Act and the material facts concerning all payments which in the absence of stockholder approval would be "Parachute Payments" as defined in Code Section 280G(b)(2), in form and substance satisfactory to Delano and its counsel, to satisfy all requirements applicable to DA of applicable state and federal securities laws, the Kansas GCC and Code Section 280G(b)(5)(B) and the regulations thereunder. DA will promptly set a record date, give notice of a special meeting, solicit consents and/or give notices to holders of Dissenting Shares so as to facilitate the Closing of the Merger as of the earliest practicable date.

     6.15 EXCLUSIVITY; ACQUISITION PROPOSALS. Unless and until this Agreement will have been terminated by either party pursuant to Article XI hereof and thereafter subject to Section 11.5, neither DA nor any of the Stockholders will (and each will use its reasonable best efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Delano and its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of DA's business, assets or capital stock, whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, excluding, however, the Merger, an "ACQUISITION TRANSACTION"), (ii) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any Person other than Delano or its representatives concerning DA's business or properties or afford to any Person other than Delano or its representatives access to its properties, books, or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information, (iii) enter into or execute any agreement relating to an Acquisition Transaction, or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger. In the event that DA is contacted by any third party expressing an interest in discussing an Acquisition Transaction, DA will promptly notify Delano of such contact and the identity of the party so contacting DA.

     6.16 NOTICE OF EVENTS. Throughout the period between the date of this Agreement and the Closing, DA will promptly advise and consult with Delano regarding any and all material events and developments concerning its financial position, results of operations, assets, liabilities or business or any of the items or matters concerning DA covered by the representations, warranties and covenants of DA and the Stockholders contained in this Agreement.

     6.17 REASONABLE BEST EFFORTS. DA and each of the Stockholders will use their reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each of the Stockholders agrees to vote, as stockholders of DA, for the Merger and to approve all of the transactions contemplated by this Agreement.

     6.18 INSURANCE. DA will use its reasonable best efforts to maintain in force at the Effective Time policies of insurance of the same character and coverage as those described in the DA Disclosure Schedule, and DA will promptly notify Delano in writing of any changes in such insurance coverage occurring prior to the Effective Time.

     6.19 STOCK OPTION PLAN. DA and Stockholders will resolve to and increase, by 2,000,000, the number of shares of DA Common Stock that is set aside for the exercise of options issued pursuant to the Stock Option Plan.

                                   ARTICLE VII

                               COVENANTS OF DELANO

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (or later where so indicated), Delano and Merger Sub agree (except as expressly contemplated by this Agreement or with DA's prior written consent):

     7.1 BREACH OF REPRESENTATIONS AND WARRANTIES. Neither Delano nor Merger Sub will take any action which would cause or constitute a breach of any of the representations and warranties set forth in Article V or which would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Delano will give detailed notice thereof to DA and will use its reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

     7.2 ADDITIONAL INFORMATION; ACCESS. Delano will provide DA and its stockholders with the information relating to Delano referred to in Section 5.5 and the information relating to Delano to be included in the Information Statement. In addition, Delano will afford to DA and to its counsel and to the persons expected to become stockholders of Delano pursuant to the Merger access throughout the period prior to the Effective Time to its senior management and all other information concerning Delano as DA or such stockholder may reasonably request. Such stockholders will also be afforded the opportunity to ask questions and to receive accurate and complete answers from Delano concerning the terms and conditions of the Merger and the issuance of the Delano Merger Shares pursuant thereto.

     7.3 CONSENTS. Delano will promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals, and make filings, required with respect to the consummation of the Merger.

     7.4 REASONABLE BEST EFFORTS. Each of Delano and Merger Sub will use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

     7.5 OFFICERS AND DIRECTORS. Delano agrees that all rights to indemnification existing on the date hereof in favor of the present or former officers and directors of DA with respect to actions taken in their capacities as directors or officers of DA prior to the Effective Time as provided in the Charter Documents of DA and any applicable indemnification agreements (copies of which have been provided to Delano) will survive the Merger and continue in full force and effect following the Effective Time and the obligations related thereto will be assumed by Delano. Notwithstanding the foregoing the provisions of such Charter Documents or agreements will have no effect on the obligations of any stockholders of DA pursuant to Article X of this Agreement or the Escrow Agreement.

     7.6 NASDAQ NATIONAL MARKET LISTING. Delano will use its reasonable best efforts to cause the Delano Merger Shares to be authorized for trading on the Nasdaq National Market as soon as practicable.

     7.7 NOTICE OF EVENTS. Throughout the period between the date of this Agreement and the Closing, Delano will promptly advise and consult with DA regarding any and all material adverse change to the representations, warranties and covenants of Delano and Merger Sub contained in this Agreement.

     7.8 THIRD PARTY BENEFICIARIES. Sections 7.5 and 7.6 will survive the consummation of the Merger, are intended to benefit the stockholders of DA that receive Delano Merger Shares (the "NEW DELANO STOCKHOLDERS"), will be binding on Delano and its successors and assigns, and will be enforceable by the officers and directors of DA and the New Delano Stockholders.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

     In addition to the foregoing, Delano, Merger Sub, DA and the Stockholders each agree to take the following actions after the execution of this Agreement.

     8.1 INVESTMENT AGREEMENTS. All resales of Delano Common Shares by the New Delano Stockholders will be subject to the restrictions imposed by the investment agreements (the "INVESTMENT AGREEMENTS") in the form attached as
EXHIBIT 8.1 and the registration rights agreement (the "REGISTRATION RIGHTS AGREEMENT") in the form attached as EXHIBIT 8.2, each of which will be entered into by each New Delano Stockholder and Delano. Delano will be entitled to place the legends as referred to in the form of Investment Agreements on each certificate evidencing any Delano Common Shares to be received by the applicable holders thereof pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for Delano Common Shares consistent with the terms of the Investment Agreements.

     8.2 LEGAL CONDITIONS TO THE MERGER. Each of Delano, Merger Sub, DA and the Stockholders will use all reasonable best efforts to take actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger. Each of Delano, Merger Sub,

DA and the Stockholders will use all reasonable best efforts to take all actions to obtain (and to cooperate with the other parties in obtaining) any consent required to be obtained or made by DA, Merger Sub, or Delano in connection with the Merger, or the taking of any action contemplated thereby or by this Agreement.

     8.3 EMPLOYEE BENEFITS. Nothing contained herein will be considered as requiring DA or Delano to continue any specific plan or benefit, or to confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation any right to employment or to continued employment for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment. It is specifically understood that continued employment with DA or employment with Delano is not offered or implied for any other employees of DA and any continuation of employment with DA after the Closing will be at will except as specifically provided otherwise in an offer letter or other agreement of employment. Notwithstanding the foregoing, Delano shall be responsible for all liabilities (including any obligations pursuant to the so-called WARN Act) with respect to any termination of employees or reduction of benefits after the Effective Time.

     8.4 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including legal and accounting expenses will be paid by the party incurring such cost or expense; provided, however, that any such costs or expenses incurred by DA (the "DA TRANSACTION EXPENSES") shall be paid from the Delano Merger Cash; provided, further, that DA will estimate and itemize any such investment banking, consulting, legal and accounting expenses of DA prior to Closing and provide Delano with a copy of such estimate at the Closing; and provided, further, that the provisions of this Section 8.4 shall not be construed to relieve a party from liability resulting from such party's breach of this Agreement. The parties acknowledge that DA may repay DA's debt to Meier Mitchell without deduction from the Merger Consideration.

     8.5 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of DA, the proper officers and directors of each corporation which is a party to this Agreement will take all such necessary action. Without limiting the foregoing, on or prior to the Closing Date, DA will deliver to Delano a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Delano.

     8.6 PUBLIC ANNOUNCEMENTS. Neither Delano, DA nor any of the Stockholders will disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys, advisors and accountants of the parties hereto, or except as Delano determines in good faith to be required by applicable law after consultation with DA) without the prior written agreement of Delano and DA.

     8.7 CONFIDENTIALITY. DA and Delano have entered into a Confidentiality and Nondisclosure Agreement dated September 14, 2000 concerning each party's obligations to protect the confidential information of the other party. DA and Delano each hereby affirm each of their obligations under such agreement. If this Agreement is terminated in accordance with Article XI hereof, Delano will, and will cause its accountants, counsel and other representatives to deliver to DA all documents and other material, and all copies thereof, obtained by Delano or on its behalf from DA in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such. If this Agreement is terminated in accordance with Article XI hereof, DA will, and will cause its accountants, counsel and other representatives to, deliver to Delano all documents and other material, and all copies thereof, obtained by DA or on its behalf or by a Stockholder from Delano in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such.

     8.8 HART-SCOTT-RODINO FILING. If and to the extent applicable, Delano, DA and each Stockholder agree to file, and to cause any other Person obligated to do so as a result of such person's stock holdings in Delano or DA, a Notification and Report Form in accordance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (collectively, the "H-S-R ACT") with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and to use its and their reasonable best efforts to achieve the prompt termination or expiration of the waiting period or any extension thereof provided for under the H-S-R Act as a prerequisite to the consummation of the transactions provided for herein.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

     9.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger will be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) GOVERNMENTAL APPROVALS. Other than the filing of the Merger Documents with the Secretary of State of Kansas, all statutory requirements and all Consents of Governmental Entities legally required for the consummation of the Merger and the transactions contemplated by this Agreement will have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the Merger or the other transactions contemplated hereby or on the Business Condition of Delano or DA. If and to the extent applicable, the filing and waiting period requirements under the H-S-R Act will have been complied with and will have expired or terminated.

          (b) NO RESTRAINTS. No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     9.2 CONDITIONS OF OBLIGATIONS OF DELANO AND MERGER SUB. The obligations of Delano and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Delano and Merger Sub:

          (a) REPRESENTATIONS AND WARRANTIES OF DA AND THE STOCKHOLDERS. The representations and warranties of DA and the Stockholders set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) as otherwise contemplated by this Agreement, (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Delano and (iii) for representations and warranties specifically limited to an earlier date(s). Delano will have received a certificate signed by the chief executive officer and the chief financial officer of DA to such effect with respect to the Company on the Closing Date.

          (b) PERFORMANCE OF OBLIGATIONS OF DA AND THE STOCKHOLDERS. DA and the Stockholders will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date except (i) as otherwise contemplated or permitted by this Agreement and (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Delano, and Delano will have received a certificate signed by the chief executive officer and the chief financial officer of DA to such effect with respect to the Company on the Closing Date.

          (c) INVESTMENT AND ESCROW AGREEMENTS. Delano will have received from stockholders of DA constituting at least 95% of the Deemed Outstanding DA Shares duly executed Investment Agreements and Escrow Agreements.

          (d) EMPLOYMENT AND NONCOMPETITION AGREEMENTS. The following individuals will have executed employment and/or non-competition agreements in the form previously provided by Delano to DA: David Frankland, Michael Forster, Paul Morris, Paul Guerin, Ron Bower and Ken Bartley (the "KEY EMPLOYEES"). All employees of DA shall have executed confidentiality and assignment of inventions agreements in form acceptable to Delano.

          (e) LEGAL ACTION. There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Delano, Merger Sub or DA as a result of such transactions; or (ii) seeking to prohibit or impose any limitations on Delano's ownership or operation of all or any portion of DA's business or assets, or to compel Delano to dispose of or hold separate all or any portion of its or DA's business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on Delano's ability to receive the anticipated benefits of the Merger and the employment of the individuals referenced in Section 9.2(d).

          (f) OPINION OF COUNSEL. Delano will have received an opinion dated as of the Closing Date of Bryan Cave LLP, counsel to DA, substantially in the form attached as EXHIBIT 9.2.

          (g) CONSENTS. Delano will have received duly executed copies of all Consents specified in the DA Disclosure Schedule, and there will not be any material Consents which have not been received and are required to be disclosed in DA Disclosure Schedule which have not been so disclosed, in each case except for such thereof as Delano and DA will have agreed in writing will not be obtained.

          (h) TERMINATION OF RIGHTS AND CERTAIN SECURITIES. Any registration rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of DA will have been terminated or waived or satisfied as of the Closing.

          (i) STOCKHOLDER APPROVALS. This Agreement and the Merger will have been approved by stockholders of DA holding at least ninety-five percent (95%) of the voting power of the Deemed Outstanding DA Shares. Any Parachute Payments will have been approved by the percentage of holders of the Deemed Outstanding DA Shares as required by law (as reasonably interpreted by counsel for Delano).

          (j) CORPORATE PROCEEDINGS SATISFACTORY. All corporate and other proceedings to be taken by DA in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Delano and its counsel, and Delano and its counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

          (k) SECURITIES LAW COMPLIANCE. Delano will be satisfied, in its sole discretion, that the approval of the Merger, this Agreement and all associated transactions by the stockholders of DA and the issuance of Delano Merger Shares hereunder will have been conducted in compliance with Regulation D under the Securities Act.

     9.3 CONDITIONS OF OBLIGATION OF DA. The obligation of DA and the Stockholders to effect the Merger is subject to the satisfaction of the following conditions unless waived by DA and the Stockholders:

          (a) REPRESENTATIONS AND WARRANTIES OF DELANO AND MERGER SUB. The representations and warranties of Delano and Merger Sub set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and DA will have received a certificate signed on behalf of Delano by a duly authorized officer of Delano to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF DELANO AND MERGER SUB. Delano and Merger Sub will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and DA will have received a certificate signed on behalf of Delano by officers of Delano to such effect.

          (c) OPINION OF DELANO'S COUNSEL. DA and the Stockholders have received an opinions dated the Closing Date of Blake, Cassels & Graydon LLP (as to Canadian law) and Testa, Hurwitz & Thibeault, LLP (as to United States and Delaware law), substantially in the forms attached as EXHIBIT 9.3.

          (d) STOCKHOLDER APPROVAL. This Agreement and the Merger will have been approved and adopted by the requisite vote of the stockholders of DA, as required by the Kansas GCC and DA's Charter Documents; provided, however, that the inclusion of this condition will not be construed in any way as excusing any of the Stockholders from fulfilling their covenant in Section 6.13.

          (e) ESCROW AND REGISTRATION RIGHTS AGREEMENTS. Delano shall have duly executed and delivered the Escrow Agreement and the Registration Rights Agreement.

          (f) LEGAL ACTION. There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from DA or the Stockholders as a result of the transactions contemplated by this Agreement or (ii) restricting in any way the receipt, ownership, or ability to dispose of the consideration to be received by any stockholder of DA in the transactions contemplated by this Agreement; provided, however, that DA and the Stockholders will automatically be deemed to waive this condition if Delano agrees to indemnify, defend and hold any such named party harmless against any such action.

                                    ARTICLE X

                                 INDEMNIFICATION

     10.1 INDEMNIFICATION RELATING TO AGREEMENT. Subject to Sections 10.4 and 10.6, the Stockholders and, as an integral term of the Merger, all other stockholders of DA who accept the Delano Merger Shares and execute the Escrow Agreement (which is a condition to receiving such consideration), hereby agree to defend, indemnify and hold Delano harmless from and against, and to reimburse Delano with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys' fees), determined as provided in Section 10.4 ("INDEMNIFIABLE AMOUNTS"), of every nature whatsoever incurred by Delano (which will be deemed to include any of the foregoing incurred by the Surviving Corporation) by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Delano) that constitutes a breach, by DA or any of the Stockholders of any representation or warranty of DA or the Stockholders contained in this Agreement or in any certificate or other document delivered to Delano pursuant to this Agreement, other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of Delano and any breach or related claim as to which the Stockholders can demonstrate that Delano had actual knowledge as of the Effective Time and (ii) the failure, partial or total, of DA or any of the Stockholders to perform any agreement or covenant required by this Agreement to be performed by it or them other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of Delano. The foregoing obligations to indemnify Delano will be determined without regard to any right to indemnification to which any Person may have in his or her capacity as an officer, director, employee, agent or any other capacity of DA, and no stockholder of DA will be entitled to any indemnification from DA or the Surviving Corporation for amounts paid hereunder. There will be no right of contribution or subrogation from Delano or the Surviving Corporation for indemnification payments made by or for the account of the Stockholders.

     10.2 THIRD PARTY CLAIMS. With respect to any claims or demands by third parties as to which Delano may seek indemnification hereunder, other than claims or demands covered by Section 10.3, whenever Delano will have received a written notice that such a claim or demand has been asserted or threatened, Delano will promptly notify the "Indemnification Representative" (as designated in the Escrow Agreement) of such claim or demand and of the facts within Delano's knowledge that relate thereto within a reasonable time after receiving such written notice. The Indemnification Representative will then have the right to defend, contest, negotiate or settle any such claim or demand through counsel of his own selection, satisfactory to Delano, and solely at the Stockholders' own cost and expense, which costs and expenses will be payable out of the property being held pursuant to the Escrow Agreement. Notwithstanding the preceding sentence, the Indemnification Representative will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Delano, which consent will not be unreasonably withheld or delayed. Without limiting Delano's rights to object for other reasons, Delano may object to a settlement or compromise which includes any provision which in its reasonable judgment may have an adverse impact on or establish an adverse precedent for the Business Condition of Delano or any of its Subsidiaries. If the Indemnification Representative gives notice to Delano within twenty (20) calendar days after Delano has notified the Indemnification Representative that any such claim or demand has been made in writing, that the Indemnification Representative elects to have Delano defend, contest, negotiate, or settle any such claim or demand, then Delano will have the right to contest and/or settle any such claim or demand and seek indemnification pursuant to this Article X as to any Indemnifiable Amounts; provided, however, that Delano will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent (which may include a general or limited consent) of the Indemnification Representative, which consent will not be unreasonably withheld. If the Indemnification Representative fails to give written notice to Delano of his intention to contest or settle any such claim or demand within twenty (20) calendar days after Delano has notified the Indemnification Representative that any such claim or demand has been made in writing, or if any such notice is given but any such claim or demand is not contested by the Indemnification Representative within a reasonable time thereafter, Delano will have the right to contest and/or settle any such claim or demand in its sole discretion and seek indemnification pursuant to this Article X as to any Indemnifiable Amounts. In connection with the matters for which indemnification is sought hereunder, the indemnified party agrees to give the indemnifying party and its representatives access to its books, records and employees, to the extent such reasonably relate to the matters to which the claim relates.

     10.3 TAX CONTESTS. Notwithstanding any of the foregoing, Delano will have the right to conduct any Tax audit or other Tax contest relating to the Surviving Corporation. Delano will conduct any such Tax audit or other Tax contest in good faith. With respect to any matters relating to such Tax audits or other Tax contests as to which Delano may seek indemnification hereunder, Delano shall consult with the Indemnification Representative and allow him to comment before taking any position or making any written submission with any Governmental Entity with regard to any indemnifiable matter.

     10.4 LIMITATIONS. Notwithstanding any other provision in this Agreement, Delano will be entitled to indemnification only to the extent that the aggregate Indemnifiable Amounts (which shall be determined for all purposes of this Article X disregarding any qualification in any representation or warranty as to "materially" or "material") exceed One Hundred Thousand Dollars ($100,000) (the "THRESHOLD AMOUNT"). Except as provided in the remainder of this Section 10.4, Delano will be entitled to be indemnified hereunder only from the Escrow Fund. All Indemnifiable Amounts shall be reduced by any actual tax savings or insurance payments to which Delano shall be entitled directly or indirectly by reason of the occurrence of the event giving rise to the indemnification. The liability of any single Stockholder for indemnification obligations hereunder shall be limited to such Stockholder's pro rata share of the Escrow Fund based on the Merger Consideration received by such Stockholder relative to the aggregate number of Merger Consideration; provided, however, that there will be no limitation on the obligations of any person for Indemnifiable Amounts arising out of criminal activity or willful misstatements or omissions by such person. For purposes of removing all doubt except in the case of criminal activity or willful misstatement or omission by such Stockholder, in no event will a Stockholder's liability for Indemnifiable Amounts exceed such Stockholder's pro rata share of the Escrow Fund. Notwithstanding the foregoing, each Stockholder alone shall be responsible and without limitation of any sort and without regard for the Threshold Amount for any Indemnifiable Amounts related to that Stockholder's breach of its representations in Article IV, but not in excess of the Merger Consideration received by such Stockholder.

     10.5 BINDING EFFECT. The indemnification obligations contained in this
Article X are an integral part of this Agreement and the Merger in the absence of which Delano would not have entered into this Agreement.

     10.6 TIME LIMIT. The representations, warranties, covenants and agreements of DA and the Stockholders set forth in this Agreement will survive the Closing and the consummation of the transactions contemplated by this Agreement, but any claims with respect thereto may be made only on or before the first yearly anniversary of the date of this Agreement; provided, however, that claims alleging willful misstatements or omissions of the Stockholders may be made only on or before the third yearly anniversary of the Closing Date and claims relating to Tax matters may be made only on or before the expiration of the applicable Tax statute of limitations.

     10.7 UPDATING OF DISCLOSURE SCHEDULE. DA will have the right to update the DA Disclosure Schedule from time to time prior to the Closing to reflect changes to the DA Disclosure Schedule; provided that any changes to the DA Disclosure Schedule will have no effect for purposes of determining whether Delano's closing condition set forth in Section 9.2(a) has been satisfied, but will have the effect of precluding any indemnity claim pursuant to Article X (or any reduction in the Threshold Amount) based on any such changes which have been disclosed in all material respects.

     10.8 SOLE REMEDY. Notwithstanding any other provision in this Agreement to the contrary, the provisions of this Article X and the provisions of the Escrow Agreement will be the sole and exclusive remedy of (and corresponding liability of any stockholder of DA, in such stockholder's capacity as such, to) Delano, Merger Sub and the Surviving Corporation for any damage, claim, cause of action or right of any nature arising out of or relating to this Agreement, the certificates or other documents executed or delivered herewith, or the transactions contemplated hereby; provided, however, that nothing in this Agreement or the Escrow Agreement will be deemed to limit any right or remedy for criminal activity or willful misstatements or omissions, or breaches of covenants or inaccuracies in any representations or warranties set forth in any other agreement contemplated by this Agreement, including any Investment Agreement or employment agreement or non-competition agreement or the Registration Rights Agreement.

                                   ARTICLE XI

                                   TERMINATION

     11.1 MUTUAL AGREEMENT. This Agreement may be terminated at any time prior to the Effective Time by the written consent of Delano and DA.

     11.2 TERMINATION BY DELANO. This Agreement may be terminated by Delano (provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to DA, if there has been a material breach by DA or a Stockholder of any representation, warranty, covenant or agreement set forth in this Agreement or other ancillary agreements, which breach would result in a failure to satisfy the closing conditions contained in Section 9.2 and has not been cured within five (5) business days following receipt by DA of notice of such breach.

     11.3 TERMINATION BY DA. This Agreement may be terminated by DA (provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to Delano, if there has been a material breach by Delano of any representation, warranty, covenant or agreement set forth in the Agreement or other ancillary agreements, which breach would result in a failure to satisfy the closing conditions contained in Section 8.3 and has not been cured within five (5) business days following receipt by Delano of notice of such breach,

     11.4 OUTSIDE DATE. This Agreement may be terminated by Delano alone or by DA alone by means of written notice if the Effective Time does not occur on or prior to November 15, 2000; provided, however, that the right to terminate this Agreement pursuant to the preceding clause will not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

     11.5 EFFECT OF TERMINATION. In the event of termination of this Agreement by either DA or Delano as provided in this Article, this Agreement will forthwith become void and have no effect, and there will be no liability or obligation on the part of Delano, DA, Merger Sub, the Stockholders or their respective officers or directors, except that (i) the provisions of Sections 8.4, 8.6, 8.7 and 12.2 will survive any such termination and abandonment, and
(ii) no party will be released or relieved from any liability arising from the willful breach by such party prior to termination of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

                                   ARTICLE XII

                                  MISCELLANEOUS

     12.1 ENTIRE AGREEMENT. This Agreement, including the exhibits, schedules and other agreements delivered pursuant to this Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting that subject matter.

     12.2 GOVERNING LAW; CONSENT TO JURISDICTION. The Merger will be governed by the Kansas GCC to the extent applicable, and all other aspects of this Agreement will be governed by the internal laws of the State of Delaware. Legal proceedings relating to this Agreement, the agreements executed in connection with this Agreement or the transactions contemplated hereby or thereby that are commenced against Delano, Merger Sub or the Surviving Corporation may be commenced only in the state or federal courts in Boston, Massachusetts. Any such legal proceedings that are commenced against DA or against any Stockholder may be commenced only in the state or federal courts in

Johnson or Wyandotte County, Kansas. Each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The foregoing provisions will not be construed to preclude any party from bringing a counter-claim in any action or proceeding properly commenced in accordance with the foregoing provisions. Process in any such action or proceeding may be served on any party anywhere in the world. Notwithstanding the foregoing, any dispute relating to a claim under the Escrow Agreement will be resolved in accordance with the arbitration provisions of the Escrow Agreement.

     12.3 NOTICES. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

     IF TO DELANO OR MERGER SUB    Delano Technology Corporation
                                   302 Town Centre Blvd.
                                   Markham, Ontario
                                   L3R OE8
                                   Attention:  David L. Lewis
                                   Telephone No.:  (905) 947-2137
                                   Fax No.:  (905) 947-2150

                                   WITH COPIES TO:
                                   Testa, Hurwitz & Thibeault, LLP
                                   125 High Street
                                   Boston, Massachusetts 02110
                                   Attention:
                                   Telephone No.: (617) 248-7000
                                   Fax No.: (617) 248-7100

     IF TO DA:                     Digital Archaeology Corporation
                                   15721 College Blvd.
                                   Lenexa, Kansas 66219
                                   Attention:  Chief Executive Officer
                                   Telephone No.: (913) 431-9444
                                   Fax No.: (913) 438-6767

                                   WITH A COPY TO:

                                   Bryan Cave LLP
                                   3500 One Kansas City Place
                                   1200 Main Street
                                   Kansas City, Missouri 64105-2100

                                   Attention:  James P. Pryde
                                   Telephone No.: (816) 374-3200
                                   Fax No.: (816) 374-3300

     Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.3.

     12.4 SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it will be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

     12.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement, including the exhibits and schedules delivered pursuant to this Agreement, will survive the Effective Time, but any claims for breach thereof may only be made within any applicable time limits specified herein or in the Escrow Agreement.

     12.6 ASSIGNMENT. No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of DA, Merger Sub and Delano, which consent may be withheld in the absolute discretion of the party asked to grant such consent; provided however, that no such assignment which materially adversely reflects the rights of a Stockholder will be made without the written consent of such Stockholder. Any attempted assignment by Merger Sub or Delano, on the one hand, or by DA, on the other hand, in violation of this
Section 12.6 will be voidable and will entitle DA or Delano, respectively, to terminate this Agreement at its option.

     12.7 COUNTERPARTS. This Agreement may be executed in two or more partially or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute but one and the same instrument. The execution and delivery of a Signature Page to Agreement and Plan of Merger in the form annexed to this Agreement, including a facsimile copy of the actual signature, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

     12.8 AMENDMENT. This Agreement may not be amended except by an instrument in writing executed by DA, Merger Sub and Delano; provided however, that no such amendment which materially adversely affects the rights or obligations of any Stockholder will be made without the written consent of such Stockholder.

     12.9 EXTENSION, WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto to the party extending such time, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

     12.10 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein will be deemed in each case to be followed by the words "without limitation." The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     12.11 KNOWLEDGE. For purposes of this Agreement, the term "KNOWLEDGE (including any derivation thereof such as "know" or "knowing" and regardless of whether such word starts with an initial capital) in reference to DA will mean the knowledge of the directors of DA and the following officers of DA: David Frankland, Ken Bartley and Michael Forster.

     12.12 TRANSFER, SALES, DOCUMENTARY, STAMP AND OTHER SIMILAR TAXES. Any and all transfer, sales, documentary, stamp and other similar Taxes imposed in connection with the transactions contemplated by this Agreement will be paid by the stockholder of DA with respect to which such Tax relates. At Delano's discretion, the amount paid to any Person pursuant to this Agreement will be reduced by the amount of Taxes payable by such Person pursuant to this Section
12.12. Any amounts so withheld will be promptly remitted to the appropriate taxing authority.

     12.13 COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and all other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     12.14 WAIVER. Each Stockholder hereby waives any and all rights or benefits such Stockholder may have under or pursuant to DA's Charter Documents, the Second Amended and Restated Shareholders' Agreement, dated as of January 14, 2000, as amended (the "SHAREHOLDER AGREEMENT"), or the Registration Rights Agreement, dated as of January 14, 2000 (the "REGISTRATION RIGHTS AGREEMENT") in connection with the Merger, the transactions contemplated by this Agreement and the increase in the Stock Option Plan provided for herein. Effective as of 1 minute before the Effective Time, the Shareholder Agreement and the Registration Rights Agreement are hereby terminated.

         (The remainder of this page has been left blank intentionally.)

                                Signature Page to
                          Agreement and Plan of Merger

     IN WITNESS WHEREOF, Delano, Merger Sub, DA and the Stockholders have executed this Agreement as of the date first written above.

DELANO TECHNOLOGY CORPORATION           DIGITAL ARCHAEOLOGY  CORPORATION

By:                                     By:
    ----------------------------------      ------------------------------------
    Title:                                  Title:


DELANO/DA ACQUISITION CORP.

By:
    ----------------------------------
    Title:


STOCKHOLDERS:

Name of Stockholder:
                     ----------------------------------

By:
    ----------------------------------
    Title, if any:

Name of Stockholder:
                     ----------------------------------

By:
    ----------------------------------
    Title, if any:

Name of Stockholder:
                     ----------------------------------

By:
    ----------------------------------
    Title, if any:

Name of Stockholder:
                     ----------------------------------

By:
    ----------------------------------
    Title, if any:

                    CERTIFICATES OF APPROVAL BY STOCKHOLDERS

     The undersigned Secretary of Digital Archaeology Corporation hereby certifies that holders of all shares of capital stock of Digital Archaeology Corporation outstanding and entitled to vote approved the foregoing Agreement and Plan of Merger on October 13, 2000.

                                        DIGITAL ARCHAEOLOGY CORPORATION.

                                        By:
                                            ------------------------------------
                                            Secretary

     The undersigned Secretary of Delano/DA Acquisition Corp. hereby certifies that the sole stockholder of Delano/DA Acquisition Corp. approved the foregoing Agreement and Plan of Merger on October 13, 2000.

                                        DELANO/DA ACQUISITION CORP.

                                        By:
                                            ------------------------------------
                                            Secretary